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Email: investor@furmanite.com

FURMANITE CORPORATION REPORTS
SECOND QUARTER 2014 RESULTS
Revenues increase $37.8 million, or 34.9%, to $146.2 million;
Operating income of $8.3 million;
Net income of $4.5 million, $0.12 diluted earnings per share

HOUSTON, TEXAS (July 30, 2014) – Furmanite Corporation (NYSE: FRM) today reported results for the three and six months ended June 30, 2014.

Second Quarter 2014 Results

Revenues for the three months ended June 30, 2014 were $146.2 million, an increase of $37.8 million, or 34.9%, over the $108.4 million reported for the three months ended June 30, 2013. Operating income for the three months ended June 30, 2014 was $8.3 million compared to $11.6 million for the three months ended June 30, 2013, a decrease of $3.3 million. Net income for the 2014 second quarter was $4.5 million, or $0.12 per diluted share, compared to $6.8 million, or $0.18 per diluted share, in the 2013 second quarter.

Six Months Ended June 30, 2014 Results

Revenues for the six months ended June 30, 2014 were $271.2 million, an increase of $73.8 million, or 37.4%, over the $197.4 million reported for the six months ended June 30, 2013. Operating income for the six months ended June 30, 2014 was $10.8 million compared to $15.7 million for the six months ended June 30, 2013, a decrease of $4.9 million. Net income for the six months ended June 30, 2014 was $5.5 million, or $0.15 per diluted share, compared to $9.3 million, or $0.25 per diluted share for the six months ended June 30, 2013.

Additionally, foreign currency had an insignificant, favorable impact on revenues and operating income for the three and six months ended June 30, 2014; however, the Company’s effective income tax rate for those periods still remained slightly higher than the full year expected rate.

Charles R. Cox, CEO of Furmanite Corporation said, “We are pleased to report that the Orange Way driven trends we have seen in the Americas for over a year now are positively impacting both APAC and EMEA, with revenues and operating income up significantly for the quarter! The market strength that we expected to resume in the Americas after the slow first quarter, however, did not materialize to the extent we were anticipating in our Technical Services business. As a result, we did not achieve adequate leverage on our overall costs, which led to our year-over-year decline in operating income.” Mr. Cox continued, “Thankfully, we have seen a strong start to both third quarter activity and second half turnaround planning.”

Joseph Milliron, Furmanite President and COO, added, “Although we saw good revenue growth in the Americas for our Engineering & Project Solutions segment this quarter, our Technical Services segment was down nearly 10% from the prior year in the region. While our customers continue to express a positive outlook, we saw a number of projects delayed, downsized or canceled in the second quarter. In addition to an encouraging market outlook for the balance of the year, we are also taking proactive steps to expedite the global implementation of our work process improvement initiatives in order to provide lean efficiencies and reduce our overhead burden.” Mr. Milliron continued, “We are extremely pleased to see the progress in APAC and EMEA as the Orange Way strategy of working together as one single global team takes hold and begins to bear fruit in those regions. We look forward to having all three of our regions performing well during the second half of the year.”

Mr. Cox concluded, “We fully recognize that we have a significant hill to climb at this point in the year; however, with what appears to be a strong market in the Americas, the positive trends in APAC and EMEA, combined with our work process improvements and cost management initiatives that we began in the second quarter, we continue to view our previously issued full-year earnings estimates as achievable.”

Financial Position

As of June 30, 2014, the Company’s cash balance was $37.8 million. The Company’s cash balance, along with the $38.7 million of availability under its credit facility, provides the Company liquidity of $76.5 million.

Earnings Guidance

The Company is increasing its 2014 revenue guidance, with annual revenues now expected to be in the range of $560 million to $580 million; and reiterating its previously issued 2014 estimated net income available to common shareholders in the range of $0.45 to $0.50 per diluted share.

Conference Call Details

In conjunction with the earnings release, Furmanite Corporation will host a conference call with Charles R. Cox (CEO), Joseph E. Milliron (President and COO) and Robert S. Muff (Chief Financial Officer). The call will begin at 10:00 a.m. (Eastern) / 9:00 a.m. (Central) on Thursday, July 31, 2014.

ABOUT FURMANITE CORPORATION

Furmanite Corporation (NYSE: FRM), founded in 1920, is one of the world’s largest specialty industrial services and specialty engineering project solutions companies, providing world class solutions to customer needs through more than 80 offices on six continents. The Company delivers a wide portfolio of inspection, mechanical and engineering services which help monitor, maintain, renew and construct the global energy, industrial and municipal infrastructures. Furmanite serves a broad range of industry sectors, including refining, offshore, sub-sea, pipeline, power generation, chemical, petrochemical, pulp and paper, water utilities, automotive, mining, marine and steel manufacturing. World Headquarters and Global Support Operations are located in Houston, Texas; Rotterdam, Netherlands; Kendal, United Kingdom and Melbourne, Australia. For more information, visit www.furmanite.com

Certain of the Company’s statements in this press release are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company’s business, and other risks and uncertainties detailed most recently in this earnings release and the Company’s Form 10-K as of December 31, 2013 filed with the Securities and Exchange Commission. One or more of these factors could affect the Company’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.

FURMANITE CORPORATION
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)
(Unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2014	2013	2014	2013

Revenues	$146,242	$108,376	$271,183	$197,414
Costs and expenses:
Operating costs	109,172	71,697	203,874	134,428
Depreciation and amortization expense	2,988	2,679	5,977	5,508
Selling, general and administrative expense	25,778	22,376	50,510	41,776
Total costs and expenses	137,938	96,752	260,361	181,712

Operating income	8,304	11,624	10,822	15,702
Interest income and other income (expense), net	(439)	(181)	(604)	148
Interest expense	(445)	(278)	(894)	(556)
Income before income taxes	7,420	11,165	9,324	15,294
Income tax expense	(2,913)	(4,404)	(3,801)	(5,969)
Net income	$4,507	$6,761	$5,523	$9,325

Earnings per common share - Basic	$0.12	$0.18	$0.15	$0.25
Earnings per common share - Diluted	$0.12	$0.18	$0.15	$0.25

Weighted-average number of common and common equivalent shares used in computing earnings per common share:
Basic	37,617	37,402	37,593	37,372
Diluted	37,836	37,552	37,832	37,521

EBITDA[1]	$10,853	$14,122	$16,195	$21,358

Reconciliation of EBITDA to Net income:
EBITDA	$10,853	$14,122	$16,195	$21,358
Less:
Depreciation and amortization expense	(2,988)	(2,679)	(5,977)	(5,508)
Interest expense	(445)	(278)	(894)	(556)
Income tax expense	(2,913)	(4,404)	(3,801)	(5,969)
Net income	$4,507	$6,761	$5,523	$9,325
__________________
1Earnings before interest, taxes, depreciation and amortization (“EBITDA”) presented above is a financial measurement not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). A reconciliation of EBITDA to the most directly comparable GAAP measure is presented above. The Company believes that investors and other users of the financial statements benefit from the presentation of this non-GAAP measurement because it provides an additional metric to evaluate the Company’s core operating performance by excluding the effects of depreciation and amortization expense, interest expense and income tax expense from net income.

FURMANITE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited)
	June 30,	December 31,
	2014	2013

Cash	$37,777	$33,240
Trade receivables, net	116,727	106,853
Inventories	37,640	35,443
Other current assets	19,515	21,159
Total current assets	211,659	196,695

Property and equipment, net	54,335	55,347
Other assets	31,494	33,125
Total assets	$297,488	$285,167

Total current liabilities	$68,493	$62,523
Total long-term debt	62,728	63,196
Other liabilities	25,326	25,952
Total stockholders’ equity	140,941	133,496
Total liabilities and stockholders’ equity	$297,488	$285,167

FURMANITE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	For the Six Months Ended June 30,
	2014	2013

Net income	$5,523	$9,325

Depreciation, amortization and other non-cash items	6,202	10,381
Working capital changes	(2,899)	(17,206)
Net cash provided by operating activities	8,826	2,500

Capital expenditures	(3,477)	(6,818)
Acquisition of businesses	—	(905)
Proceeds from sale of assets	3	30
Payments on debt	(912)	(2,227)
Issuance of common stock	32	154
Other	(214)	(61)
Effect of exchange rate changes on cash	279	(1,170)
Increase (decrease) in cash and cash equivalents	4,537	(8,497)
Cash and cash equivalents at beginning of period	33,240	33,185
Cash and cash equivalents at end of period	$37,777	$24,688

FURMANITE CORPORATION
BUSINESS SEGMENT DATA
(in thousands)
(Unaudited)

	Technical Services	Engineering & Project Solutions	Corporate[1]	Total
Three months ended June 30, 2014
Revenues from external customers	$106,289	$39,953	$—	$146,242
Operating income (loss)	$14,284	$(590)	$(5,390)	$8,304

Three months ended June 30, 2013
Revenues from external customers	$103,914	$4,462	$—	$108,376
Operating income (loss)	$17,693	$(9)	$(6,060)	$11,624

Six months ended June 30, 2014
Revenues from external customers	$194,039	$77,144	$—	$271,183
Operating income (loss)[2]	$21,949	$(1,347)	$(9,780)	$10,822

Six months ended June 30, 2013
Revenues from external customers	$187,707	$9,707	$—	$197,414
Operating income (loss)	$26,336	$34	$(10,668)	$15,702

_______________________________

1 Corporate represents certain corporate overhead costs, including executive management, strategic planning, treasury, legal, human resources, information technology, accounting and risk management, which are not allocated to reportable segments.
2 The Engineering & Project Solutions segment includes approximately $0.2 million of costs associated with the integration of the Furmanite Technical Solutions division for the six months ended June 30, 2014.